Exhibit 15.1

November 5, 2010

TreeHouse Foods, Inc.
Two Westbrook Corporate Center
Suite 1070
Westchester, IL 60154

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of TreeHouse Foods, Inc. and subsidiaries for the three and nine months periods ended September 30, 2010, and 2009, as indicated in our report dated November 5, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, is incorporated by reference in Registration Statement Nos. 333-126161 and 333-150053  on Form S-8 and Registration Statement No. 333-164903 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois